    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 6, 1997

                                                      REGISTRATION NO. 333-16247
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                AMENDMENT NO. 3
                                       TO

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------
                             PURO WATER GROUP, INC.

                 (Name of small business issuer in its charter)

           DELAWARE                          5149                 11-325396-8
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
     of Incorporation or         Classification Code Number)     Identification
        Organization)                                               Number)

                            ------------------------

                               56-45 58TH STREET
                            MASPETH, NEW YORK 11378
                                 (718) 326-7000
         (Address and telephone number of Principal Executive Offices)

                                MR. JACK C. WEST
                             PURO WATER GROUP, INC.
                               56-45 58TH STREET
                            MASPETH, NEW YORK 11378
                                 (718) 326-7000

           (Name, address, and telephone number of Agent for Service)

                         ------------------------------

                          COPIES OF COMMUNICATIONS TO:

        DUANE L. BERLIN, ESQ.                      STEPHEN IRWIN, ESQ.
          ERIC J. DALE, ESQ.                    JEFFREY S. SPINDLER, ESQ.
       Lev, Berlin & Dale, P.C.           Olshan Grundman Frome & Rosenzweig LLP
        535 Connecticut Avenue                       505 Park Avenue
      Norwalk, Connecticut 06854                 New York, New York 10022

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE



    This amendment is being filed to correct Exhibits 5.1 and 23.2 of Amendment No. 2 to the Registration Statement of Puro Water Group, Inc. filed on February 4, 1997.

                             PURO WATER GROUP, INC.
                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Section 145 of the Delaware General Corporation Law ("Section 145") authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article 7 of the Company's Certificate of Incorporation provides as follows: "A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit." This provisions does not eliminate a director's fiduciary duty, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts and omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provisions also do not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. In addition, the Company has obtained liability insurance for its officers and directors.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses (other than underwriting discounts and commissions) which will be paid by the Registrant in connection with the issuance and distribution of the securities being registered. With the exception of the SEC registration fee and the NASD filing fee, all amounts shown are estimates.

SEC registration fee...........................................  $ 3,377.08
NASD filing fee................................................    1,614.44
American Stock Exchange listing expenses.......................   25,000.00
Blue Sky fees and expenses (including legal and filing fees)...    5,000.00
Printing expenses (other than stock certificates)..............  150,000.00
Printing and engraving of stock certificates...................    3,500.00
Transfer and Registrar fees and expenses.......................    1,500.00
Accounting fees and expenses...................................  240,000.00
Legal fees and expenses (other than Blue Sky)..................  110,000.00
Miscellaneous expenses.........................................    7,008.48
                                                                 ----------
Total..........................................................  $547,000.00
                                                                 ----------
                                                                 ----------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

    In the last three years, the Company has issued and sold the following securities (as adjusted to reflect a 3.2 to 1 stock split effected as of April 29, 1996 and a .4928 to 1 stock split to be effected prior to the effectiveness hereof):

    1. On January 28, 1994, the Company issued to (i) The Trust Under Article 16 of the Will of W. Palmer Dixon for the benefit of Peter T. Dixon 378,470 shares of common stock, (ii) The Trust Under Article 16 of the Will of W. Palmer Dixon for the benefit of Palmer Dixon 378,470 shares of common stock; (iii) Scott and Beth Levy 425,779 shares of common stock, and (iv) Jack West 394,240 shares of common voting stock. No underwriter was used for these transactions. The foregoing transaction was exempt from registration under the Act based upon section 4(2) thereof and Rule 152.

    2. On October 16, 1995, the Company issued to (i) The Trust Under Article 16 of the Will of W. Palmer Dixon for the benefit of Peter T. Dixon 98,560 shares of common stock; (ii) The Trust Under Article 16 of the Will of W. Palmer Dixon for the benefit of Palmer Dixon 19,712 shares of common stock; (iii) Peter T. Dixon 78,848 shares of common stock. The consideration for this issuance was One Million Dollars ($1,000,000). No underwriter was used for these transactions. The foregoing transation was exempt from registration under the Act based upon section 4(2) thereof and Rule 152.

    3. On December 29, 1995, the Company issued to Thomas Limited Partnership 197,120 shares of common stock. The consideration for this issuance was One Million Dollars ($1,000,000). No underwriter was used for this transaction. The foregoing transaction was exempt from registration under the Act based upon section 4(2) thereof and Rule 152.

    4. On May 1, 1996, the Company issued to Edberg Associates Limited Partnership 98,568 shares of common stock. The consideration for this issuance was Five Hundred Thousand Dollars ($500,000). No underwriter was used for this transaction. The foregoing transaction was exempt from registration under the Act based upon section 4(2) thereof and Rule 152.

    5. On October 1, 1996, the Company issued to (i) The Trust Under Article 16 of the Will of W. Palmer Dixon for the benefit of Peter T. Dixon 28,430 shares of common stock; and (ii) The Trust Under Article 16 of the Will of W. Palmer Dixon for the benefit of Palmer Dixon 28,430 shares of common stock, each issuance being pursuant to the exercise of Warrants issued on January 28, 1994. The aggregate consideration for this issuance was One Thousand Dollars ($1,000). No underwriter was used for these transactions. The foregoing transaction was exempt from registration under the Act based upon section 4(2) thereof and Rule 152.

ITEM 27. EXHIBITS AND FINANCIAL DATA SCHEDULES

 EXHIBIT NO.                                               DESCRIPTION
-------------  ---------------------------------------------------------------------------------------------------
       1.1.    Form of Underwriting Agreement between the Company, Laidlaw Equities, Inc. and Gilford Securities
                 Incorporated.
       1.2     Form of Selected Dealer Agreement.
       3.1     Certificate of Incorporation of the Company, as amended.
       3.2     Amended and Restated By-laws of the Company.
       4.1     Specimen Certificate of the Company's Common Stock.
       4.2     Form of Underwriter's Common Stock Purchase Warrant.
       4.3     1996 Stock Option Plan.
       4.4     Stockholders Agreement dated January 28, 1994, as amended by First Amendment to Stockholders
                 Agreement dated as of October 16, 1995, Second Amendment to Stockholders Agreement dated as of
                 December 29, 1995, Third Amendment to Stockholders Agreement dated as of May 1, 1996, and Fourth
                 Amendment to Stockholders Agreement dated as of November 11, 1996.
      *5.1     Opinion of Lev, Berlin & Dale, P.C.
      10.1     Asset Purchase Agreement between the Company and Glenn Downing, Gary Downing and Downmorr Water
                 Corporation dated August 26, 1995.
      10.2     Amendment to Asset Purchase Agreement by Glenn Downing and Gary Downing dated November 12, 1996.
      10.3     Asset Purchase Agreement between the Company and Kenneth Gelber and Bark Water Company Ltd. d/b/a/
                 Nature's Way dated January 30, 1995.
      10.4     Amendment to Asset Purchase Agreement by Kenneth Gelber and Bark Water Company Ltd. dated November
                 12, 1996.
      10.5     Asset Purchase Agreement between the Company and Edward and Rita Worfler and National Ozone Water
                 Corp. dated April 28, 1995.
      10.6     Asset Purchase Agreement between the Company and Peter Nicholas, Anthony Bonventure and Nature's
                 Best Water Company, Inc. dated April 28, 1995.
      10.7     Waiver of right to convert debt issued in connection with the Asset Purchase Agreement by Nature's
                 Best Water Company, Inc. dated November 8, 1996.
      10.8     Asset Purchase Agreement between the Company and Waters Filter & Cooler, Inc. and Transition
                 Agreement between Alan Waters and the Company, each dated October 31, 1995, as amended pursuant to Amendment dated March 29, 1996, as revised pursuant to Revision dated May 23, 1996.
      10.9     Asset Purchase Agreement between the Company and Rainbow Coffee Service Inc. d/b/a/ Rainbow Water
                 Service dated October 31, 1995, as amended by Amendment dated March 29, 1996.
      10.10    Asset Purchase Agreement between the Company and Mountainwood Spring Water Co., Inc. and White
                 Mountain Co., Inc. dated as of June 30, 1995.
      10.11    Waiver of option granted in connection with the Asset Purchase Agreement by Mountainwood Spring
                 Water Co., Inc. and White Mountain Co., Inc. dated November 7, 1996.
      10.12    Asset Purchase Agreement between the Company and Robert Brundage, Lyle Brundage and Electrified
                 Companies, Inc. dated January 31, 1996.
      10.13    Net Lease, dated January 31, 1996, between the Company and R&L Properties Company covering premises in East Orange, New Jersey.
      10.14    Employment Agreement between the Company and Jack West dated as of November 1, 1996.

 EXHIBIT NO.                                               DESCRIPTION
-------------  ---------------------------------------------------------------------------------------------------
      10.15    Employment Agreement between the Company and Scott Levy dated as of November 1, 1996.
      10.16    Employment Agreement between the Company and James Botti dated as of November 1, 1996.
      10.17    Lease, dated October 9, 1995, between the Company and Stabal Realty Corp. covering 76-78 Mall
                 Drive, Commack, Long Island, New York facility, as modified by Lease Modification dated February
                 15, 1996.
      10.18    Balloon Mortgage on the Maspeth, New York facility dated May 24, 1988, with Bond and Extension and
                 Consolidation Agreement of same date.
      10.19    Supply Agreement dated June 27, 1996 between the Company and Mountainwood Spring Water Co., Inc.
      10.20    Long-term Supply Agreement dated June 13, 1996 between the Company and Shawangunk Bulk Springwater
                 Corp.
      10.21    Stock Purchase Agreement dated as of December 29, 1995 between the Company and Thomas Limited
                 Partnership.
      10.22    Stock Purchase Agreement dated as of May 1, 1996 between the Company and Edberg Associates Limited
                 Partnership.
      10.23    Stock Purchase Agreement dated as of October 16, 1995 between the Company and Peter T. Dixon and the Trust under Article 16 of the Will of W. Palmer Dixon for the benefit of Peter and Palmer
                 Dixon.
      10.24    Registration Rights Agreement dated as of December 29, 1995 between the Company and Thomas Limited
                 Partnership.
      10.25    Registration Rights Agreement dated as of May 1, 1996 between the Company and Edberg Associates
                 Limited Partnership.
      10.26    Registration Rights Agreement dated as of October 16, 1995 between the Company and Peter T. Dixon and the Trusts Under Article 16 of the Will of W. Palmer Dixon for the benefit of Peter and
                 Palmer Dixon.
      10.27    Registration Rights Agreement dated January 28, 1994 between the Company and the Trusts Under
                 Article 16 of the Will of W. Palmer Dixon for the benefit of Peter and Palmer Dixon.
      10.28    Registration Rights Agreement dated January 28, 1994 between the Company and Jack C. West and Scott and Beth Levy.
      10.29    Master Note in principal amount of $2 million with European American Bank dated September 13, 1996.
      10.30    Commercial Note in the original principal amount of $1.5 million with European American Bank dated
                 September 13, 1996.
      10.31    General Security Agreement with European American Bank dated July 31, 1996.
      10.32    Agreement of Subordination and Assignment dated as of January 31, 1996 between the Trusts under
                 Article 16 of the Will of W. Palmer Dixon for the benefit of Peter T. Dixon and Palmer Dixon, and the Company in favor of European American Bank.
      10.33    Pledge Agreement dated January 31, 1996 between the Trusts under the Will of W. Palmer Dixon for the benefit of Peter T. Dixon and Palmer Dixon in favor of European American Bank.
      10.34    Guaranty of All Liability dated as of February 5, 1996, by Peter T. Dixon in favor of European
                 American Bank.
      10.35    Secured Note in original principal amount of $250,000 dated January 28, 1994 in favor of the Trusts under Article 16 of the Will of W. Palmer Dixon for the benefit of Peter T. Dixon and Palmer
                 Dixon.

 EXHIBIT NO.                                               DESCRIPTION
-------------  ---------------------------------------------------------------------------------------------------
      10.36    Standby Secured Note in orginal principal amount of $50,000 dated January 28, 1994 in favor of the
                 Trusts under Article 16 of the Will of W. Palmer Dixon for the benefit of Peter T. Dixon and
                 Palmer Dixon.
      10.37    Letter of Credit in the amount of $500,000 with European American Bank dated June 27, 1996.
      10.38    Letter of Credit in the amount of $4,000,000 with European American Bank dated January 31, 1996.
      10.39    Consulting Agreement between the Company and Peter T. Dixon dated January 28, 1994.
      10.40    Waiver of Transaction Fee by Peter T. Dixon dated November 14, 1996.
      10.41    Option to Purchase Common Stock dated November 9, 1996 in favor of Edberg Associates Limited
                 Partnership.
      10.42    Option to Purchase Common Stock dated November 9, 1996 in favor of Peter T. Dixon and the Trusts under Article 16 of the Will of W. Palmer Dixon for the benefit of Peter T. Dixon and Palmer
                 Dixon.
      10.43    Option to Purchase Common Stock dated November 9, 1996 in favor of Peter T. Dixon and the Trusts under Article 16 of the Will of W. Palmer Dixon for the benefit of Peter T. Dixon and Palmer
                 Dixon.
      11.1     Supplemental Earnings Per Share Computation.
      23.1     Consent of Lev, Berlin & Dale, P.C.
     *23.2     Consent of Arthur Andersen LLP.
      23.3     Consent of Dr. Stephen C. Edberg.
      23.4     Consent of Leonard D. Rosinski.
      24.1     Powers of Attorney (included on the signature page to this Registration Statement).
      27.1     Financial Data Schedule.


------------------------

*   Filed herewith.

ITEM 28. UNDERTAKINGS

    The Company hereby undertakes that it will: 1. file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

    (i) include any prospectus required by Section 10(a)(3) of the Securities
Act;

    (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information on the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a Twenty Percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii) include any additional or changed material information on the plan of distribution. 2. for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering. 3. file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering. 4. provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered names as required by the underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the By-laws of the Company, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for such indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being offered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The Company hereby undertakes that it will:

    (i) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(i), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective;

    (ii) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in that registration statement, and that offering such securities at that time as the initial bona fide offering of these securities; and

    (iii) provide to the Underwriter at the closing of the Offering certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 5th day of February 1997.


                                PURO WATER GROUP, INC.

                                By:  *
                                     ------------------------------------------
                                     Jack C. West
                                     President

                                By:  /s/ SCOTT LEVY
                                     ------------------------------------------
                                     Scott Levy
                                     Chief Executive Officer


    In accordance with the requirements of the Securities Act of 1933, as amended, Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                 SIGNATURE                                   NAME AND TITLE                          DATE
--------------------------------------------  --------------------------------------------  ----------------------

                     *                        President and Director (principal executive
     ----------------------------------        officer)                                     February 5, 1997
                Jack C. West

               /s/ SCOTT LEVY
     ----------------------------------       Chief Executive Officer and Director          February 5, 1997
                 Scott Levy

                     *
     ----------------------------------       Chairman of the Board                         February 5, 1997
               Peter T. Dixon

                     *                        Chief Financial Officer (principal financial
     ----------------------------------        and accounting officer)                      February 5, 1997
               James G. Botti

                     *
     ----------------------------------       Director                                      February 5, 1997
              Wilmer J. Thomas

                   *By:       /s/ SCOTT LEVY
            --------------------------------
                  Scott Levy
               ATTORNEY-IN-FACT